Exhibit 10.1

June 28, 2018

Austin D. Kim

223 N. Guadalupe Street #216

Santa Fe, NM 87501

Dear Austin:

I am delighted to offer to you the position of Executive Vice President, General Counsel & Secretary with ACADIA Pharmaceuticals Inc. (the “Company” or “ACADIA”). The start date for your employment with ACADIA will be July 18, 2018 or other date mutually agreed to by you and me. This position is based in our San Diego office.  As discussed with you, per Company policy, this offer is subject to satisfactory completion of a background investigation. The following summarizes the terms of our offer:

1.

Base Salary.  Your semi-monthly salary will be $17,916.67 ($430,000.00 annualized). As an employee of ACADIA, you will be expected to abide by the Company’s rules and regulations and to devote all of your business time, skill, attention and best efforts to ACADIA business to fulfill the responsibilities assigned to you. Your position is full time and is exempt under the Fair Labor Standards Act (“FLSA”) provision for overtime.

2.

Signing Bonus.  The Company will provide you a signing bonus of $200,000.00, subject to applicable income tax withholdings. This bonus will be paid on the first pay period following your date of hire. If, within 24 months of your date of hire, you voluntarily terminate your employment with the Company for any reason, you agree to pay back the signing bonus: (a) in full, if you voluntarily terminate within 12 months after your date of hire and (b) on a pro-rated basis, if you voluntarily terminate between 12-24 months after your date of hire (i.e. such repayment amount will be reduced by 1/12th on each monthly anniversary of your start date during your 2nd year of employment). You agree that such repayment will be due and payable within 30 days of your termination date.

3.

Performance Bonus.  You will be eligible to receive a discretionary annual performance bonus (“Annual Bonus”) currently targeted at 45% of your annual base salary but which will be granted in the sole discretion of the Board based upon its evaluation of the Company’s and your achievement of such specific performance goals as established by the Board. Your Annual Bonus for 2018, if any, will be pro-rated based on your time at the Company in 2018. You must be an employee of the Company on the date upon which any annual bonus is paid to be eligible for such bonus.

4.	Stock Options.

(a)

Initial Grant.  In connection with the commencement of your employment, the Company will, subject to standard Board approval, grant you an option (the “Option”) to purchase 140,000 shares of the Company’s Common Stock (the “Shares”) at an exercise price equal to the fair market value of the common stock on the date of grant, as determined in accordance with the terms of the Company’s 2010 Equity Incentive Plan (the “Plan”).

(b)

Vesting.  The Option will vest over four (4) years, with twenty-five percent (25%) of the Shares vesting on the first anniversary of the date of grant and 1/48th of the Shares vesting monthly thereafter on the monthly anniversary of the date of grant, provided that you remain employed by the Company through each vesting installment date.

(c)	Other Terms. The Option will be subject to the terms of the applicable plan, a related stock option agreement, and a notice of stock grant that must be acknowledged as received by you.
5.

Severance Benefits.  You will be entitled to participate in our Management Severance Benefit Plan (“Severance Plan”) and Change in Control Severance Benefit Plan (“CIC Severance Plan”). A copy of each of these plans is available to you on request and each is also on file with the SEC.

6.

Relocation Expenses.  As you will establish residence near the Company’s San Diego office, the Company will provide you, through our third party vendor, assistance with temporary housing, the movement of your household goods and 2 cars to San Diego, CA, and other relocation services, in accordance with ACADIA’s relocation allowance guidelines. Your complete relocation assistance program is outlined in the attached Summary of Relocation Assistance. This program will expire 1 year following your employment start date. If you voluntarily terminate your employment with the Company for any reason within 2 years of your date of hire, you agree to reimburse the Company the relocation costs (a) in full, if you voluntarily terminate within 12 months after your date of hire and (b) on a pro-rated basis, if you voluntarily terminate between 12-24 months after your date of hire (i.e. such repayment amount will be reduced by 1/12th on each monthly anniversary of your start date during your 2nd year of employment). You agree that such repayment will be due and payable within 30 days of your termination date.

7.

Benefits.  You will be eligible to participate in the Company’s standard benefit plans, which include medical, dental, vision, life, accidental death and dismemberment, and short and long-term disability insurance coverage. You will also be able to utilize a flexible spending arrangement that allows employees the opportunity to pay for certain dependent care and health care related costs with pretax dollars. Note that these plans for new employees are effective as of the 1st of the month following the employment start date and enrollment. Your eligibility and participation in these plans, is, of course, subject to the terms of the plans themselves.

8.	Vacation and Holidays. You will receive 20 vacation days each year, accrued monthly and paid holidays in accordance with the Company’s annual holiday schedule.

9.

401(k).  You will have the opportunity to participate in the Company’s 401(k) plan. This plan currently provides for the Company to match, on a dollar for dollar basis, the employee contributions to the plan up to 5% of the employee’s annual compensation, subject to limitations imposed by the Internal Revenue Service. The plan provides for enrollment on the first day of each quarter.

10.

Employee Stock Purchase Plan.  You will have the opportunity to enroll in the Company’s Employee Stock Purchase Plan (ESPP), which provides for the purchase of shares of ACADIA common stock through payroll deductions. The ESPP currently provides for twice-annual purchases at a discount of at least 15% to the market price, subject to certain limitations.

11.	Inventions and Non-Disclosure. You will be required to sign the Inventions and Non-Disclosure Agreement, attached to this letter, as a condition of your employment.

12.

Restrictive Covenants, Trade Secrets and Confidential Information from Current or Prior Employers.  You agree that you will not bring or use any confidential information or trade secrets from current or former employers during your employment with the Company. You have notified the Company of any and all non-compete, non-solicitation, confidentiality or other agreements with your current or former employers that could impact your employment with the Company and, prior to your start date, you will provide the Company with copies of such agreements. You also agree that you have reviewed the duties and responsibilities of your new position and that no contractual or other restrictions will prevent you from performing those duties.

13.

Authorization to Work.  Federal law requires that you provide the Company with the legally required proof of your identity and authorization to work in the United States. We will furnish you with a list of acceptable documents. This documentation must be provided within three (3) business days of the date your employment begins, or our employment relationship with you may be terminated.

14.

At-Will; Entire Agreement.  Your employment is at-will and for no specified period, and either you or ACADIA may terminate this employment relationship at anytime and for any reason. At all times during your employment, you will be subject to the direction and policies from time to time established by Senior Management and the Company’s Board of Directors. This letter agreement, including the enclosures, sets forth our entire understanding regarding your employment and supersedes any other negotiations, written or oral.  This letter agreement cannot be amended or modified except by a written instrument signed by you and me as CEO of the Company.

Austin, I am very excited about you joining the ACADIA team. If you have any questions, please do not hesitate to call me. This offer, if not accepted, will expire on Tuesday, July 3, 2018.

Please indicate your agreement with the above terms by signing below and returning to my attention.

Sincerely,

/s/ Steve Davis

President & CEO

Accepted and agreed:

/s/ Austin D. Kim July 2, 2018

Austin Kim    Date

Attachments & Enclosures:Relocation Summary and Inventions and Non-Disclosure Agreement